EXHIBIT 99.1

MAGNUS INTERNATIONAL RESOURCES INC. UPDATES ON CURRENT DRILLING AT
MANGSHI PROPERTY AND PROVIDES SUMMARY OF PREVIOUS 2004 CHANNEL
SAMPLING PROGRAM

Las Vegas, Nevada – January 11, 2006 - Magnus International Resources Inc. ("Magnus") (“the Company”) (NASD OTC-BB: ‘MGNU’) is pleased to provide the following update in relation to the ongoing drilling program at its Mangshi property and a summary of results from a 2004 channel sampling program from the Maiwoba – Guoyuan – Mulingba Gold trend, which runs through the Mangshi property.

The Mangshi property is located within the Luxi Gold Belt, a 40km geological trend in western Yunnan province. Work-to-date has outlined a potentially large (3km by 300m) gold-mineralized zone with simple geology and near-surface mineralization allowing for the commencement of a 7,500m drilling program in December, 2005. The confirmation of the downward extension of the gold mineralization already outlined at the surface would strongly indicate an emerging model of a potentially large sediment-hosted gold deposit of the "Carlin" type.

Drilling Update

The exploration program for the Mangshi Property currently focuses along the Maiwoba – Guoyuan – Mulingba Gold shear zone. Testing along this trend has comprised, and will continue to comprise, additional detailed mapping and sampling of mineralized rock and identified breccia zones, as well as the pit floors from the small-scale oxide ore mining operations of Magnus’ joint venture partner, Team 209. Detailed drill target definitions based on mapping, sampling, and geophysical surveying allowed Magnus to begin an initial 7,500 meter diamond core drill program to test the depth extent of the Maiwoba – Guoyuan – Mulingba Gold trend in December, 2005.

As of January 10, 2006, almost 2,000 meters of drilling in six drill holes had been completed, with two additional holes underway, as summarized below:

Hole No.	Date Started	Date Finished	Final Depth	Cumulative Depth
MS05-01	10-Dec-05	23/Dec/05	336.00	336.00
MS05-02	10-Dec-05	20/Dec/05	300.00	636.00
MS05-03	20-Dec-05	30/Dec/05	352.95	988.95
MS05-04	23-Dec-05	31/Dec/05	350.15	1,339.10
MS05-05	31-Dec-05	08/Jan/06	303.00	1,642.10
MS06-06	1-Jan-06	07/Jan/06	301.75	1,943.85
MS07-07	08/Jan/06	ongoing	120 to date
MS08-08	09/Jan/06	ongoing	85 to date

HQ diameter drill core is being sawed on site in the initial part of the core sampling process.  SGS Laboratories has been contracted to supervise and manage crushing and pulverizing of core in an on-site facility prior to sending prepared samples to SGS China for analysis.  Under the arrangement, SGS will assume sample chain of custody as soon as drill cores arrive at the on-site preparation facility.

Gold analysis results from the first and second holes are expected to be delivered to the Company by SGS Laboratories during the week of the 16 to 22 January, 2006.

In addition, a dipole-dipole Induced Polarization (IP) and Resistivity geophysical survey has been executed by the Yunnan Institute of Geophysics and Geochemistry.  The IP survey, once analyzed, will identify zones of sulphides (pyrite) and zones of silicification along the depth extent of the northwest-dipping fault and shear zones believed to control Gold mineralization in the area.

2004 Surface Channel Sampling Results

Channel sampling completed in August and September of 2004 by previous workers at the Mangshi property revealed interesting grades and thicknesses over significant mineralized widths within the Gold Maiwoba – Guoyuan – Mulingba trend, which runs through the Mangshi property.  Channel sample Gold results from the Maiwoba area were reported in the document: "Report on the Exploration Potential of the Mangshi Gold Property", completed October 4, 2004 by Ruben Verzosa, a Qualified Person under National Instrument 43-101 of Canada.

The Maiwoba Area is situated within an identified Gold trend defined by greater than 100 ppb Gold in soil.  Channel sampling of weathered bedrock identified elevated Gold concentrations in weathered rock along significant sampling widths.  Sampling was completed at discontinuous intervals across a general east-west Gold-mineralized trend, largely within brecciated Permian dolomites.  Year 2004 sampling results identified widths and grades of 54 meters at 1.74 g/tonne Gold, 34 meters at 1.72 g/tonne Gold, and 40 meters at 2.63 g/tonne Gold.

Please see the update report with diagrams and photographs of these channel sampling results under the Mangshi property section of the Magnus website.

ABOUT MAGNUS INTERNATIONAL RESOURCES, INC.

Magnus International Resources, Inc. is engaged in the acquisition, exploration and development of mineral properties, focusing primarily on gold and copper properties in China. Magnus currently retains a potential 90% interest in two Sino-foreign gold joint venture exploration projects. The Huidong property is northwest of and on trend with Southwestern Resources' Boka gold project. The Mangshi project is located within the 40km Luxi Gold Belt in western Yunnan province.

For further information please refer to the Company's filings with the SEC on EDGAR or refer to Magnus' website at www.magnusresources.com.

If you would like to receive regular updates on Magnus please send your email request to info@magnusresources.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Magnus International Resources Inc.
Investor Relations
1-888-888-1494
info@magnusresources.com
www.magnusresources.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Magnus International Resources, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Magnus expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to price volatility of gold and other metals; currency fluctuations; political, operational, and governmental approval and regulation risks in China. For a more detailed discussion of such risks and other factors, please see "Risk Factors" in our Form 10-K for our most recently completed fiscal year, on file with the SEC at www.sec.gov. This document also contains information about adjacent properties on which Magnus has no rights to explore or mine. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties.